Exhibit 99

PPG Industries

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact: Jack Maurer 412-434-2181 jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com
PPG Senior Vice President Sullivan to retire
PITTSBURGH, April 28, 2008 — Kevin Sullivan, senior vice president, chemicals, announced today that he will retire from PPG Industries (NYSE:PPG). He will transition his responsibilities as of July 1.
“Kevin’s contributions to both our chemicals and fiber glass businesses over the years have been significant and his natural business acumen will be missed,” said Charles E. Bunch, chairman and chief executive officer. “On the personal side, I am happy for him and wish him the best in his well-earned retirement.”
Sullivan joined PPG’s fiber glass business in 1973 as a management trainee and worked as a sales representative in Atlanta and Cleveland before returning to Pittsburgh in 1981 as reinforcements marketing manager. He was named Cincinnati zone sales manager the following year, and director of fiber glass sales in 1985.
In 1990, Sullivan was appointed general manager, fiber glass reinforcements, and in 1997 he was elected vice president, fiber glass. He became vice president, chemicals, in 2002 and senior vice president, chemicals, in 2005.
A native of Baltimore, Sullivan graduated from Franklin and Marshall College, Lancaster, Pa., and received a master’s degree in business administration from Case Western Reserve University in Cleveland.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG’s sales in 2007 were $11.2 billion. SigmaKalon, a worldwide coatings producer based in Uithoorn, Netherlands, that PPG acquired Jan. 2, 2008, had 2007 sales of $2.9 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.